OPINION OF KILPATRICK STOCKTON LLP


May 31, 2000


Krispy Kreme Doughnuts, Inc.
370 Knollwood Street
Winston-Salem, NC  27103

         Re: Krispy Kreme Doughnut Corporation 1998 Stock Option Plan Registration Statement on Form S-8

Sir/Madam:

         We have been requested to advise regarding the legality of shares being offered under the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan pursuant to a Form S-8 Registration Statement.

         We are counsel for Krispy Kreme Doughnuts, Inc. and as such are familiar with its business and affairs. As to matters of fact, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials and have conducted such investigation as in our judgment is necessary or appropriate to enable us to render the opinion expressed below.

         Based on and subject to the foregoing, we are of the opinion that Two Million Two Hundred Fifty Thousand (2,250,000) shares of Krispy Kreme Doughnuts, Inc. common stock, no par value, have been reserved for issuance pursuant to the Plan. All such reserved shares have been duly authorized and will be validly issued, fully paid and nonassessable when delivered against proper payment therefor in accordance with the terms of the Plan.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


                                        Very truly yours,

                                        /s/ FRANK MURPHY

                                        KILPATRICK STOCKTON LLP